EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
RESULTS OF SHAREHOLDER MEETINGS (Unaudited)

A special meeting of Shareholders of Phoenix-Aberdeen
Worldwide Opportunities Fund was held on October 12, 2000 to approve the following matters:

On the record date of October 12, 2000, there were 21,159,045 shares outstanding and 56.94% of the shares outstanding and entitled to vote that were present by proxy.

NUMBER OF VOTES
FOR      AGAINST     ABSTAIN

1. Approve an Agreement and Plan of Reorganization
which provides for the reorganization of the Fund
into a Delaware business trust.
10,958,545     391,017     699,072

2. Amend the fundamental investment restriction of the
Fund regarding diversification.
10,892,303     343,782     812,549

3. Amend the fundamental investment restriction of the
Fund regarding concentration.
10,836,299     398,035     814,300

4. Amend the fundamental investment restriction of the
Fund regarding borrowing.
10,708,105     512,711     827,818

5. Amend the fundamental investment restriction of the
Fund regarding the issuance of senior securities.
10,739,932     473,932     834,770

6. Amend the fundamental investment restriction of the
Fund regarding underwriting.
10,803,439     416,893     828,302

7. Amend the fundamental investment restriction of the
Fund regarding investing in real estate.
10,792,535     414,357     841,842

8. Amend the fundamental investment restriction of the
Fund regarding investing in commodities.
10,692,735     530,453     825,446

9. Amend the fundamental investment restriction of the
Fund regarding lending.
10,739,867     476,085     832,682

10. Eliminate the fundamental investment restriction
of the Fund regarding the issuance of securities for
other than cash or securities.
10,712,894     485,903     849,837

11. Eliminate the fundamental investment restriction
of the Fund regarding the purchase of securities on
margin.
10,682,204     549,173     817,257

12. Eliminate the fundamental investment restriction
of the Fund regarding short sales.
10,725,573     508,514     814,547

13. Eliminate the fundamental investment restriction
of the Fund regarding the purchase of securities of
other investment companies.
10,817,208     443,530     787,896

14. Eliminate the fundamental investment restriction
of the Fund regarding investing in companies for the
purpose of exercising control or management.
10,783,280     455,897     809,457

15. Eliminate the fundamental investment restriction
of the Fund regarding the issuance of bonds and
debentures.
10,773,780     481,523     793,331